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Exhibit 8.1

FULBRIGHT & JAWORSKI L.L.P.
A REGISTERED LIMITED LIABILITY PARTNERSHIP
1301 MCKINNEY, SUITE 5100
HOUSTON, TEXAS 77010-3095
WWW.FULBRIGHT.COM

TELEPHONE:	(713) 651-5151	FACSIMILE:	(713) 651-5246

October 26, 2004

Quanex Corporation
1900 West Loop South, Suite 1500
Houston, Texas 77027

  Re:    Quanex Corporation
   2.5% Convertible Senior Debentures due May 15, 2034

Ladies and Gentlemen:

        We have acted as tax counsel to Quanex Corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's Registration Statement on Form S-3 (the "Registration Statement"). The Registration Statement relates to the registration for resale under the Securities Act of $125,000,000 aggregate principal amount at maturity of the Company's 2.5% Convertible Senior Debentures due May 15, 2034 (the "Debentures"), and shares of the Company's common stock issuable upon conversion thereof (the "Common Stock").

        In connection therewith, we have participated in the preparation of the discussion set forth under the caption "Material U.S. Federal Income Tax Considerations" (the "Discussion") in the Registration Statement. Subject to the assumptions, qualifications and limitations stated in the Discussion, we hereby confirm that the statements in the Discussion, insofar as such statements constitute conclusions of law and describe the material United States federal income tax considerations relevant to persons holding the Debentures and the Common Stock into which the Debentures may be converted, are our opinion.

        We express no opinions other than those expressed herein. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof or for any other reason. An opinion of tax counsel is not binding upon the Internal Revenue Service ("IRS") or any court, and no assurance can be given that the legal conclusions reached by us in the Discussion would be sustained by a court if contested by the IRS.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                      Very truly yours,

                      /s/ Fulbright & Jaworski L.L.P.

                      Fulbright & Jaworski L.L.P.

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  Exhibit 8.1